WORLD MONITOR TRUST III SERIES G CLASS 1

Unaudited Account Statement

For the Month Ending May 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of May 31, 2007 for World Monitor Trust III Series G Class 1. The net asset value of an interest as of May 31, 2007 was $105.25, an increase of +10.32% from the April 30, 2007 value of $95.41. The calendar year-to-date return for World Monitor Trust III Series G Class 1 was an increase of +5.07% as of May 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$42,161.45
Change in Unrealized Gain/(Loss)	$77,387.12
Gain/(Loss) on Other Investments	($911.41)
Brokerage Commission	($449.80)

Total Trading Income	$118,187.36
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$325.26
Management Fees	$412.48
Advisory Fees	$2,377.14
Offering Fees	$0.00
Incentive Fees	$12,823.79
Other Expenses	$3,804.42

Total Expenses	$19,743.09
Interest Income	$3,715.43
Net Income(Loss) from the Period	$102,159.70

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$989,961.85	$95.41
Addition	$0.00
Withdrawal	$0.00
Net Income/(Loss)	$102,159.70

Month End	$1,092,121.55	$105.25
Monthly Rate of Return	10.32%
Year to Date Rate of Return	5.07%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series G Class 1

Page 1	05/03/07	Investor with Notes

WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending May 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of May 31, 2007 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of May 31, 2007 was $97.43, an increase of +5.56% from the April 30, 2007 value of $92.30. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was a decrease of -0.78% as of May 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$367,878.72
Change in Unrealized Gain/(Loss)	$3,694,149.19
Gain/(Loss) on Other Investments	($21,965.29)
Brokerage Commission	($23,285.26)

Total Trading Income	$4,016,777.36
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$7,078.11
Management Fees	$27,007.01
Advisory Fees	$118,309.50
Offering Fees	$0.00
Incentive Fees	$311,497.93
Other Expenses	$215,145.06

Total Expenses	$679,037.61
Interest Income	$264,482.82
Net Income(Loss) from the Period	$3,602,222.57

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$64,816,829.96	$92.30
Addition	$848,145.00
Withdrawal	($2,398,463.15)
Net Income/(Loss)	$3,602,222.57

Month End	$66,868,734.37	$97.43
Monthly Rate of Return	5.56%
Year to Date Rate of Return	-0.78%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES G CLASS 2

Unaudited Account Statement

For the Month Ending May 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of May 31, 2007 for World Monitor Trust III Series G Class 2. The net asset value of an interest as of May 31, 2007 was $104.51, an increase of +10.06% from the April 30, 2007 value of $94.96. The calendar year-to-date return for World Monitor Trust III Series G Class 2 was an increase of +5.53% as of May 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$49,556.67
Change in Unrealized Gain/(Loss)	$90,961.01
Gain/(Loss) on Other Investments	($1,071.27)
Brokerage Commission	($528.70)

Total Trading Income	$138,917.71
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$382.31
Management Fees	$498.37
Advisory Fees	$2,794.09
Offering Fees	$0.00
Incentive Fees	$16,659.34
Other Expenses	$2,603.10

Total Expenses	$22,937.21
Interest Income	$4,363.59
Net Income(Loss) from the Period	$120,344.09

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$1,196,094.79	$94.96
Addition	$0.00
Withdrawal	($522,570.43)
Net Income/(Loss)	$120,344.09

Month End	$793,868.46	$104.51
Monthly Rate of Return	10.06%
Year to Date Rate of Return	5.53%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series G Class 2

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending May 31, 2007

Dear Interest Holder:

Enclosed is the report for the period of May 31, 2007 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of May 31, 2007 was $96.79, an increase of +5.64% from the April 30, 2007 value of $91.61. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +0.07% as of May 31, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$22,986.40
Change in Unrealized Gain/(Loss)	$239,026.79
Gain/(Loss) on Other Investments	($1,410.54)
Brokerage Commission	($1,507.55)

Total Trading Income	$259,095.10
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$453.79
Management Fees	$6,101.92
Advisory Fees	$3,316.48
Offering Fees	$0.00
Incentive Fees	$20,868.34
Other Expenses	$6,984.12

Total Expenses	$37,724.65
Interest Income	$17,156.56
Net Income(Loss) from the Period	$238,527.01

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$4,226,110.30	$91.61
Addition	$110,000.00
Withdrawal	$0.00
Net Income/(Loss)	$238,527.01

Month End	$4,574,637.31	$96.79
Monthly Rate of Return	5.64%
Year to Date Rate of Return	0.07%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 2